UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 28, 2009

BMC Software, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-16393	74-2126120
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2101 CityWest Blvd., Houston, Texas		77042
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-918-8800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2009, upon the recommendation of the Compensation Committee, the Board of Directors of BMC Software, Inc. (the "Company") in connection with its annual review of executive compensation approved the following executive compensation matters related to the Company's named executive officers:
1. Long-Term Incentive Performance Award Program ("LTIP") target award amounts for the performance period April 1, 2009 through March 31, 2012 were established for the Company's named executive officers as follows: Robert E. Beauchamp - $1,900,000; Stephen B. Solcher - $593,750; and James W. Grant - $450,000. Actual payouts under the LTIP depend on the Company's relative total shareholder return as compared to certain peer companies over the course of the three-year performance period.
2. The performance measures were established for fiscal 2010 for the Company's Short-Term Incentive Compensation Plan. Base salaries and target annual incentives as a percentage of base salary for the named executive officers are unchanged from those disclosed in the Company's proxy statement dated June 18, 2008. For fiscal 2010, 40% of an individual executive's annual incentive will be based on whether and the extent to which the Company achieves quarterly non-GAAP earnings per share targets, 40% will be based on whether and the extent to which certain business unit measures, which will vary by executive depending on their primary responsibilities, are achieved, and 20% will be based on whether and the extent to which the Company achieves annual cash flow from operations targets. The actual bonus payments under such awards may be less than or greater than the target amounts depending on whether and the extent to which the goals upon which such bonuses are based are achieved.
3. A cash bonus pool was authorized for the Company's executive officers and other eligible employees of up to an aggregate of $555,000 from which the Company's Chief Executive Officer, with the concurrence of the Chairman of the Compensation Committee, may award discretionary bonuses for individual performance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMC Software, Inc.

May 1, 2009	By:	Christopher C. Chaffin

Name: Christopher C. Chaffin
Title: VP, Deputy General Counsel & Assistant Secretary